August 2007	Preliminary Terms No. 373 Registration Statement No. 333-131266 Dated August 27, 2007 Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Buffered PLUS based on the performance of a global equity basket due June      , 2013
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value below a specified buffer amount, the investor is exposed to the negative performance, subject to a minimum payment at maturity.  At maturity, (a) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying assets and (b) if the assets have depreciated in value, and (i) if the closing value of the assets have not declined below the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing value of the assets have declined below the buffer amount, investors will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity.

S U M M A R Y T E R M S
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	August , 2007
Original issue date:	September , 2007 (5 business days after the pricing date)
Maturity date:	June , 2013
Basket:	Basket Indices	Bloomberg Symbol	Weighting	Index Closing Value on Basket Setting Date	Multiplier
	Nikkei 225 Index	NKY	40%
	Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	30%
	S&P 500® Index	SPX	20%
	MSCI Emerging Markets Index (the “Emerging Markets Index”)	MXEF	10%
Aggregate principal amount:	$
Payment at maturity (per Buffered PLUS):
¡  If the final average index value is greater than the initial index value:
$1,000 + ($1,000 x leverage factor x index percent increase)
There will be no maximum payment at maturity on the Buffered PLUS.
¡  If the final average index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial index value:  $1,000
¡  If the final average index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 10% from the initial index value:
($1,000 x the index performance factor) + $100
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leverage factor:	150-160%; the actual leverage factor will be determined on the pricing date.
Buffer amount:	10%
Index performance factor:	(final average index value / initial index value)
Index percent increase:	(final average index value – initial index value) / initial index value
Initial index value:
100, which will be equal to the sum of the products of the index closing value of each of the basket indices on its respective basket setting date and the applicable multiplier for each of the basket indices.

Final average index value:	The arithmetic average of the basket closing values on the index valuation dates.
Basket closing value:	Basket closing value on any date is the sum of the products of the index closing value of each of the basket indices and the applicable multiplier for each of the basket indices.
Basket setting date:
¡  For the S&P 500 Index: the pricing date.
¡  For the Nikkei 225 Index, the EuroStoxx Index and the Emerging Markets Index:
the index business day for the relevant basket index immediately following the pricing date, subject to postponement in the event of a non-index business day or a market disruption event.

Index valuation dates:	June , 2012, July , 2012, August , 2012, September , 2012, October , 2012, November , 2012, December , 2012, January , 2013, February , 2013, March , 2013, April , 2013, May , 2013 and June , 2013.
Minimum payment at maturity:	$100 per Buffered PLUS
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered PLUS.
Interest:	None
CUSIP:	617446T33
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per Buffered PLUS	$1,000	$30	$970
	Total	$	$	$
(1)    For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS based on the performance of
a global equity basket

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS based on the performance of a global equity basket (the “Buffered PLUS”) can be used:

¡	As an alternative to direct exposure to the underlying basket of equity indices (the “basket”) that enhances returns for the positive performance of the basket

¡	To enhance returns and potentially outperform the basket in a bullish scenario with unlimited appreciation potential

¡	To achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor

¡	To obtain a buffer against a specified level of negative performance of the basket and protect a specified portion of the invested principal against negative performance

Maturity:	5.75 years
Leverage factor:	150% to 160% (which will be determined on the pricing date)
Buffer amount:	10%
Principal protection:	10% of the stated principal amount ($100) is protected
Coupon:	None

Basket Overview

Basket Indices	Bloomberg Symbol	Weighting
Nikkei 225 Index	NKY	40%
Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	30%
S&P 500® Index	SPX	20%
MSCI Emerging Markets Index (the “Emerging Markets Index”)	MXEF	10%

August 2007	Page 2

Buffered PLUS based on the performance of
a global equity basket

Key Investment Rationale
The Buffered PLUS offer 150% to 160% leveraged upside on the positive performance of the basket and provide a buffer of 10% against a decline in the value of the basket, ensuring a minimum payment of $100 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket.
Payment Scenario 1
The basket increases in value and, at maturity, the Buffered PLUS redeem for the sum of (i) the stated principal amount of $1,000 and (ii) $1,000 times 150% to 160% of the index percent increase, which is not subject to a maximum payment amount.

Payment Scenario 2	The basket declines in value by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
The basket declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the decrease in the value of the basket below 90% of the initial index value.  For example, if the basket decreases by 30%, the Buffered PLUS will redeem for $800 per Buffered PLUS.  The minimum payment at maturity is $100 per Buffered PLUS.

Summary of Selected Key Risks (see page 9)

¡	90% of the principal is at risk.

¡	No interest payments.

¡	The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the basket indices.

¡	Changes in the value of one or more of the basket indices may offset each other.

¡	Investing in the Buffered PLUS is not equivalent to investing in the basket indices.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	The Buffered PLUS are linked to foreign equity securities.

¡	Adjustments to the basket indices by the applicable publisher could adversely affect the value of the Buffered PLUS.

¡	The Buffered PLUS will not be listed on any exchange, secondary trading may be limited.

¡	Economic interests of the calculation agent may be potentially adverse to investors.

¡	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

¡	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA–.

August 2007	Page 3

Buffered PLUS based on the performance of
a global equity basket

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, only guarantee a 10% return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the performance of the basket as of the index valuation dates.  Under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August , 2007	September , 2007 (5 business days after the pricing date)	June , 2013, subject to postponement due to market disruption events or otherwise
Key Terms
Issuer:	Morgan Stanley
Basket:	Basket Indices	Bloomberg Symbol	Weighting	Index Closing Value on Basket Setting Date	Multiplier
	Nikkei 225 Index	NKY	40%
	Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	30%
	S&P 500® Index	SPX	20%
	MSCI Emerging Markets Index (the “Emerging Markets Index”)	MXEF	10%
Aggregate principal amount:	$
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity (per Buffered PLUS):
¡  If the final average index value is greater than the initial index value:
$1,000 + ($1,000 x leverage factor x index percent increase)
There will be no maximum payment at maturity on the Buffered PLUS.
¡  If the final average index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial index value:  $1,000
¡  If the final average index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 10% from the initial index value:
($1,000 x the index performance factor) + $100
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leverage factor:	150-160%; the actual leverage factor will be determined on the pricing date.
Buffer amount:	10%
Index performance factor:	(final average index value / initial index value)
Index percent increase:	(final average index value – initial index value) / initial index value
Initial index value:
100, which will be equal to the sum of the products of the index closing value of each of the basket indices on its respective basket setting date and the applicable multiplier for each of the basket indices.

Final average index value:	The arithmetic average of the basket closing values on the index valuation dates.
Basket closing value:	Basket closing value on any date is the sum of the products of the index closing value of each of the basket indices and the applicable multiplier for each of the basket indices.
Basket setting date:
¡  For the S&P 500 Index: the pricing date.
¡  For the Nikkei 225 Index, the EuroStoxx Index and the Emerging Markets Index:
the index business day for the relevant basket index immediately following the pricing date, subject to postponement in the event of a non-index business day or a market disruption event.

Index valuation dates:	June , 2012, July , 2012, August , 2012, September , 2012, October , 2012, November , 2012, December , 2012, January , 2013, February , 2013, March , 2013, April , 2013, May , 2013 and June , 2013.
Minimum payment at maturity:	$100 per Buffered PLUS
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered PLUS.
Postponement of maturity date:
If due to a market disruption event or otherwise, the final index valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the final index valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

August 2007	Page 4

Buffered PLUS based on the performance of
a global equity basket

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617446T33
Tax considerations:
Although the issuer believes the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.
Assuming this characterization of the Buffered PLUS is respected, the following U.S. federal income tax consequences should result:
•        A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
•        Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the basket setting date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the stocks constituting the basket indices, in futures or options contracts on the basket indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the value of the basket indices, and therefore the value at which the basket indices must close on any index valuation date before you would receive at maturity a payment that exceeds the principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA:	See “ERISA” in the accompanying prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering.

August 2007	Page 5

Buffered PLUS based on the performance of
a global equity basket

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000
Hypothetical leverage factor:	155%
Buffer amount:	10%

At maturity, for each $1,000 stated principal amount of Buffered PLUS that you hold, you will receive an amount equal to:

(i) if the final average index value is greater than the initial index value, $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal $1,000 times the index percent increase times the leverage factor.

(ii) if the final average index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial index value, the stated principal amount of $1,000.

(iii) if the final average index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 10% from the initial index value, the sum of (x) $1,000 times the index performance factor and (y) $100, which will be less than the stated principal amount of $1,000 per Buffered PLUS.

–	For example, if the basket depreciates 30%, investors would lose 20% of their principal and receive only $800 per Buffered PLUS at maturity, or 80% of the stated principal amount.

August 2007	Page 6

Buffered PLUS based on the performance of
a global equity basket

Payment at Maturity
Example 1: The final average index value is greater than the initial index value.

Initial index value:	100
Hypothetical final average index value:	150
Hypothetical leverage factor:	155%

In this example,
Index percent increase =

Payment at Maturity	=	$11,000	+	($(1,000	x	150 – 100	x	155%)	=	$1,775
100

The payment at maturity per Buffered PLUS will be $1,775, or the stated principal amount of $1,000 plus the leveraged upside payment of $775.

Example 2: The final average index value is less than the initial index value but has decreased by an amount less than the buffer amount of 10% from the initial index value.

Initial index value:	100
Hypothetical final average index value:	95
Hypothetical leverage factor:	155%

In this example, the payment at maturity per Buffered PLUS will be the stated principal amount of $1,000.

Example 3: The final average index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 10% from the initial index value.

Initial index value:	100
Hypothetical final average index value:	70
Hypothetical leverage factor:	155%

In this example,
Index percent increase =

Payment at Maturity	=	( $1,000	x	70	) +	$100	=	$800
100

The payment at maturity per Buffered PLUS will be $800, or the sum of (i) $1,000 times the index performance factor and (ii) $100, which is less than the stated principal amount of $1,000 per Buffered PLUS.

August 2007	Page 7

Buffered PLUS based on the performance of
a global equity basket

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

¡
Buffered PLUS do not pay interest or guarantee a return of 100% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount for each Buffered PLUS.  If the final average index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below 90% of the initial index value.

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

¡
Changes in the value of one or more of the basket indices may offset each other. Value movements in the basket indices may not correlate with each other.  At a time when the value of one basket index increases, the value of the other basket indices may not increase as much, or may even decline in value.  Therefore, in calculating the basket indices’ performance and the index performance factor on the determination date, increases in the value of one basket index may be moderated, or wholly offset, by lesser increases or declines in the value of other basket indices.  Furthermore, the basket is not equally weighted among the basket indices.  Decreases in the value of a more heavily weighted basket index could moderate or wholly offset increases in the values of the less heavily weighted basket indices.

¡
Not equivalent to investing in the basket indices.  Investing in the Buffered PLUS is not equivalent to investing in the basket indices or its component stocks.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the basket indices.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
There are risks associated with investments in securities indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

August 2007	Page 8

Buffered PLUS based on the performance of
a global equity basket

¡
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for PLUS.

Other Risk Factors

¡
Secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

¡
Adjustments to the basket indices could adversely affect the value of the Buffered PLUS.  The applicable index publishers can add, delete or substitute the stocks underlying the relevant basket index, and can make other methodological changes that could change the value of such basket index; or may discontinue or suspend calculation or publication of such basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the Buffered PLUS.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Buffered PLUS or trade in the component stocks of the basket indices or other instruments related to the basket indices on a regular basis.  Any of these hedging or trading activities on or prior to the basket setting date could potentially increase the initial index value and, therefore, the values at which the basket indices must close on the index valuation dates before you receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the values of the basket indices on the index valuation dates and, accordingly, the amount of cash you will receive at maturity.

August 2007	Page 9

Buffered PLUS based on the performance of
a global equity basket

Information about the Basket Indices

Nikkei 225 Index. The Nikkei 225 Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries.  All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  For additional information about the Nikkei 225 Index, see “Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index” in Annex A of the accompanying prospectus supplement for PLUS.

Dow Jones EuroStoxx 50® Index. The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the Euro STOXX 50 Index, see “Underlying Indices and Underlying Index Publishers Information—Dow Jones EuroStoxx® 50 Index” in Annex A of the accompanying prospectus supplement for PLUS.

S&P 500® Index.  The S&P 500 Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500 Index, see “Underlying Indices and Underlying Index Publishers Information— S&P 500 Index®” in Annex A of the accompanying prospectus supplement for PLUS.

MSCI Emerging Markets Index.  The Emerging Markets Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  The performance of the Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) composing the MSCI indices for the selected countries (the “Component Country Indices”).  The Emerging Markets Index consists of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange in each market.  Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours.  It is also calculated on an end of day basis.  The Emerging Markets Index has a base date December 31, 1987.

We have derived all information contained in this pricing supplement regarding the Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.  Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the Emerging Markets Index.

August 2007	Page 10

Buffered PLUS based on the performance of
a global equity basket

In order to maintain the representativeness of the Emerging Markets Index, structural changes to the Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.  MSCI may add additional Component Country Indices to the Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the Buffered PLUS.  Any such adjustments are made to the Emerging Markets Index so that the value of the Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

For more information on the maintenance standards, see the discussion regarding the Component Country Indices in “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index—Maintenance of the MSCI EAFE Index and the Component Country Indices” in Annex A of the accompanying prospectus supplement for PLUS, which applies to the Emerging Markets Index as well as the MSCI EAFE Index.

Affiliation of MSCI, MS & Co. and Morgan Stanley.  Each of MSCI and MS & Co. is a majority-owned subsidiary of ours.  MSCI is responsible for the Emerging Markets Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the Emerging Markets Index are made solely by MSCI, we, as the parent company of MSCI, are ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE BUFFERED PLUS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI Emerging Markets INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI Emerging Markets INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI Emerging Markets INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI Emerging Markets INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI Emerging Markets INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI Emerging Markets INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL CLOSING PRICE AND THE PAYMENT AT MATURITY.  ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE BUFFERED PLUS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Buffered PLUS to restrict the use of information relating to the calculation of the Emerging Markets Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the Emerging Markets Index.

August 2007	Page 11

Buffered PLUS based on the performance of
a global equity basket

License Agreement between Nikkei Digital Media, Inc. and Morgan Stanley. As of the original issue date, we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the Buffered PLUS.  Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  Nikkei Inc. has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index.  In addition, Nikkei Inc. has no relationship to us or the Buffered PLUS; it does not sponsor, endorse, authorize, sell or promote the Buffered PLUS, and has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS or with the calculation of the return on your investment.

License Agreement between STOXX Limited and Morgan Stanley. “Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Buffered PLUS.  See “Underlying Indices and Underlying Index Publishers Information—Dow Jones EuroStoxx® 50 Index—License Agreement between STOXX Limited and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between Standard & Poor’s Corporation and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500 Index®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS have not been passed on by Standard & Poor’s Corporation and its affiliates as to their legality or suitability.  The Buffered PLUS are not issued, endorsed, sold or promoted by Standard & Poor’s Corporation and its affiliates. STANDARD & POOR’S CORPORATION AND ITS AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE BUFFERED PLUS.  See “Underlying Indices and Underlying Index Publishers Information— S&P 500® Index—License Agreement between S&P and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between Morgan Stanley Capital International Inc. and Morgan Stanley. “MSCI Emerging Markets Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Buffered PLUS.  For more information regarding the license agreement, see “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index—License Agreement between MSCI and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS, which applies to the Emerging Markets Index as well as the MSCI EAFE Index.

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the basket indices for each calendar quarter from January 1, 2002 to August 22, 2007.  The graphs following each basket index’s table set forth the historical performance of each respective basket index for the same period.  The index closing value for the S&P 500 Index, the EuroStoxx Index, the Nikkei 225 Index and the Emerging Markets Index on August 22, 2007 were 1,464.07, 4,226.52, 15,900.64 and 1,017.42, respectively.  We obtained the information in the tables and graphs from Bloomberg Financial Markets without independent verification.  The historical prices and historical performance of the basket indices should not be taken as an indication of future performance.  We cannot give you any assurance that the index performance factor at maturity will be greater than 100% so that you will receive a payment in excess of the stated principal amount of $1,000 for each Buffered PLUS.  Because your return is linked to the performance of the basket at maturity, there is no guaranteed return of 100% percent of your principal.

August 2007	Page 12

Buffered PLUS based on the performance of
a global equity basket

Nikkei 225 Index	High	Low	Period End

2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter (through August 22, 2007)	18,261.98	15,273.68	15,900.64

August 2007	Page 13

Buffered PLUS based on the performance of
a global equity basket

Dow Jones EURO STOXX 50® Index	High	Low	Period End

2002
First Quarter	3,833.09	3,430.18	3,784.05
Second Quarter	3,748.44	2,928.72	3,133.39
Third Quarter	3,165.47	2,187.22	2,204.39
Fourth Quarter	2,669.89	2,150.27	2,386.41
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter (through August 22, 2007)	4,557.57	4,062.33	4,226.52

August 2007	Page 14

Buffered PLUS based on the performance of
a global equity basket

S&P 500 Index	High	Low	Period End

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter (through August 22, 2007)	1,553.08	1,406.70	1,464.07

August 2007	Page 15

Buffered PLUS based on the performance of
a global equity basket

MSCI Emerging Markets Index	High	Low	Period End

2002
First Quarter	351.46	317.45	351.43
Second Quarter	364.08	309.44	319.75
Third Quarter	331.22	266.11	266.11
Fourth Quarter	304.86	254.79	292.09
2003
First Quarter	308.01	269.71	272.27
Second Quarter	337.56	273.66	332.68
Third Quarter	386.10	336.74	377.63
Fourth Quarter	442.78	381.67	442.78
2004
First Quarter	488.37	443.14	482.06
Second Quarter	497.26	395.93	432.20
Third Quarter	466.57	418.51	464.15
Fourth Quarter	542.17	463.38	542.17
2005
First Quarter	588.68	518.25	548.69
Second Quarter	572.22	526.39	565.17
Third Quarter	661.32	562.60	661.32
Fourth Quarter	707.68	603.73	706.48
2006
First Quarter	791.85	707.01	787.80
Second Quarter	881.52	665.28	747.54
Third Quarter	789.97	710.33	778.17
Fourth Quarter	912.65	774.39	912.65
2007
First Quarter	943.88	844.18	929.03
Second Quarter	1,066.99	928.13	1,059.69
Third Quarter (through August 22, 2007)	1,163.13	956.86	1,017.42

August 2007	Page 16